CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the City National Rochdale Funds and to the use of our report dated November 27, 2018 on the financial statements and financial highlights of Government Money Market Fund, Government Bond Fund, Corporate Bond Fund, California Tax Exempt Bond Fund, Municipal High Income Fund, High Yield Bond Fund, Intermediate Fixed Income Fund, Fixed Income Opportunities Fund, Dividend & Income Fund, and U.S. Core Equity Fund, each a series of shares of beneficial interest in City National Rochdale Funds. Such financial statements and financial highlights appear in the September 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 24, 2019